EXHIBIT 99.1
Oncothyreon announces presentation of long-term Stimuvax data at World Conference on Lung Cancer
SEATTLE, Aug. 3, 2009 (Canada NewsWire via COMTEX News Network) — Oncothyreon Inc. (Nasdaq: ONTY) (TSX:ONY) (the “Company”) today announced that clinical data relating to long-term treatment with Stimuvax were presented at the International Association for the Study of Lung Cancer’s 13th World Conference on Lung Cancer in San Francisco on August 1, 2009. The presentation by Dr. Glenwood Goss from the Ottawa Hospital Cancer Centre, Ottawa, Ontario, involved 16 patients who received treatment with Stimuvax for between 2 and 8.2 years as part of the Phase 2b trial in patients with stage IIIb/IV non-small cell lung cancer (NSCLC).
As of the time of data analysis in April 2009, 10 of the 16 studied patients were alive without evidence of disease progression, of whom eight continued to receive therapy with Stimuvax after 6.3 to 8.2 years. The remaining two living patients discontinued Stimuvax therapy after 2.4 and 5.8 years, respectively, and were without evidence of disease progression. Nine of the 10 living patients had stage IIIb NSCLC upon entry to the trial, while one had stage IV disease. Six of the 10 living patients had a complete response to their first-line chemotherapy or chemo-radiation, while four patients had stable disease. The remaining six of the 16 patients discontinued Stimuvax after 2.0 to 5.1 years of treatment as a result of disease progression and are deceased.
Prolonged treatment with Stimuvax was well-tolerated in this trial. The most common treatment-related adverse events were injection-site reactions, which tended to diminish after the first year of treatment. There was no evidence of autoimmune reactions with prolonged use.
The Phase 2b trial of Stimuvax in patients with stage IIIb/IV NSCLC was conducted by Oncothyreon, with patient enrollment concluding in 2003. Long-term follow-up of these patients was conducted by Merck KGaA of Darmstadt, Germany, which assumed the clinical development of Stimuvax in 2007. Merck KGaA is responsible for the world-wide development and commercialization of Stimuvax under license from Oncothyreon and is currently conducting Phase 3 trials of Stimuvax in both NSCLC and breast cancer.
About Stimuvax
Stimuvax is an investigational therapeutic cancer vaccine designed to induce an immune response to cancer cells that express MUC1, a glycoprotein antigen widely expressed on common cancers. MUC1 is over-expressed on many cancers such as lung cancer, breast cancer, prostate cancer and colorectal cancer. Stimuvax is thought to work by stimulating the body’s immune system to identify and destroy cancer cells expressing MUC1.
Merck KGaA currently is conducting a global Phase 3 trial of Stimuvax known as START (Stimulating Targeted Antigenic Responses To NSCLC). START is a randomized, double-blind, placebo-controlled study that will evaluate patients with documented unresectable stage III NSCLC who have had a response or stable disease after at least two cycles of platinum-based chemo-radiotherapy. The Phase 3 trial is expected to enroll more than 1,300 patients in over 30 countries. For more information on the START trial, or to find a participating center and eligibility criteria, log on to http://www.nsclcstudy.com/ or http://www.clinicaltrials.gov/.

Merck KGaA is also conducting a global Phase 3 trial of Stimuvax known as STRIDE (STimulating immune Response In aDvanced brEast cancer) in patients with hormone receptor-positive, locally advanced, recurrent or metastatic breast cancer. STRIDE is anticipated to enroll more than 900 patients at approximately 180 sites in over 30 countries — including North America, Europe, Asia and Australia.
About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit http://www.oncothyreon.com/.
Forward Looking Statements
In order to provide Oncothyreon’s investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to future clinical development plans for Stimuvax. These forward-looking statements represent Oncothyreon’s intentions, plans, expectations and beliefs and are based on its management’s experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.
Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to Oncothyreon’s business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon’s control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of Stimuvax, the indications for which Stimuvax might be developed, and Merck KGaA’s development plans for Stimuvax. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.
Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.
SOURCE: Oncothyreon Inc.
Investor and Media Relations Contact: Julie Rathbun, Rathbun Communications, (206) 769-9219, ir@oncothyreon.com
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